Community Bank System, Inc. Expands Benefits Administration Business

Syracuse, N.Y. — July 9, 2008 — Community Bank System, Inc. (NYSE: CBU), through its Benefit Plans Administrative Services, Inc. subsidiary (BPAS), has acquired the Philadelphia division of Alliance Benefit Group MidAtlantic from BenefitStreet, Inc.  Alliance Benefit Group MidAtlantic provides retirement plan consulting, daily valuation administration, actuarial and ancillary support services.
BPAS, through its three principal subsidiaries (BPA, Harbridge Consulting Group and Hand Benefits & Trust Company), provides daily valuation, actuarial and employee benefit consulting, cafeteria plan and institutional trust services on a national scale, from offices in Utica and Syracuse, NY, Pittsburgh, PA and Houston, TX.  BPAS provides state-of-the-art retirement services in partnership with over 150 financial intermediaries nationwide, including banks and trust companies, registered advisors, financial consultants and others. This core strategy remains unchanged.
“This transaction represents a very attractive opportunity for us,” said Community Bank System President and Chief Executive Officer, Mark E. Tryniski.  “Our employee benefits administration business continues to be the fastest-growing of all our financial services businesses, and plays a significant role in our overall growth and diversification strategy.”
The acquisition will give BPAS revenues approaching $30 million, administration of over 200,000 defined contribution and flexible spending participant accounts, more than 300 actuarial engagements, and custody of nearly $4.0 billion in retirement plan assets.
Barry S. Kublin, President of BPAS added, “This acquisition of a highly respected retirement plan consulting and administration firm, with its 35 professionals and exceptional leadership, adds valuable capacity to support our growing customer base.  We become a 200 employee firm, supporting client organizations in 41 states and Puerto Rico.  Our combined enterprise will have the capacity to offer more advanced technology, broader consulting services, and greater regional coverage.”
“We are looking forward to combining our resources and expertise to offer our mutual clients the best practices in administration and technology,” said Richard K. Shultz, FSA, Senior Vice President of ABG - MA.
“The acquisition strengthens ABG’s product offerings, accelerates innovation and meets client demands more rapidly,” according to John Van Buren, MSPA, President of ABG - MA.

Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y., with approximately $4.7 billion in assets and more than 130 customer facilities. Its wholly-owned banking subsidiary operates as Community Bank, N.A. across Upstate New York, and as First Liberty Bank & Trust throughout Northeastern Pennsylvania.  For more information, please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.
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